EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Applied Materials, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Applied Materials, Inc. of our report dated December 14, 2004, with respect to the consolidated balance sheet of Applied Materials, Inc. and subsidiaries as of October 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended and the related financial statement schedule, which report appears in the October 31, 2004 annual report on Form 10-K of Applied Materials Inc.

/s/ KPMG LLP

Mountain View, California
May 6, 2005